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Santa Ana, CA 92705-4934

Tel 714 247 6000

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ANNUAL STATEMENT AS TO COMPLIANCE

COMM 2014-CCRE17

The undersigned, duly authorized officers of Deutsche Bank Trust Company Americas, as the Certificate Administrator (a "Certifying Servicer'') under the Pooling and Servicing Agreement, dated as of May 1, 2014 (the "Agreement"), by and among, Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, U.S. Bank National Association, as Trustee, Deutsche Bank Trust Company Americas, as Certificate Administrator, Paying Agent and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor, here by certifies in accordance with Section 10.11 of the Agreement:

A)      A review of such Certifying Servicer's activities from January 1, 2018 to December 31, 2018 (the "reporting period") and of such Certifying Servicer's performance under the Agreement has been made under such officer's supervision and

B)      That, as to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects throughout the reporting period.

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Certificate Administrator

/s/ Ronaldo Reyes

BY: Ronaldo Reyes

Title: Vice President

Date: March 1, 2019

/s/ Karlene Collins

BY: Karlene Collins

Title: Assistant Vice President

Date: March 1, 2019